Exhibit 5.1

February 26, 2025

Moleculin Biotech, Inc.

5300 Memorial Drive, Suite 950

Houston, Texas 77007

Ladies and Gentlemen:

We have acted as counsel to Moleculin Biotech, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-3, Registration No. 333-280064 (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement, which was declared effective on July 1, 2024, relates to the issuance and sale from time to time, pursuant to Rule 415 of the rules and regulations promulgated under the Securities Act, of, among other securities, (i) shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), and (ii) warrants to purchase Common Stock. We have also acted as counsel to the Company in connection with the preparation of a prospectus supplement dated February 25, 2025, to the base prospectus dated July 1, 2024 (such prospectus supplement together with such base prospectus, the “Prospectus”) relating to the offer and sale by the Company of: (i) 1,150,000 shares (the “Shares”) of Common Stock, and (ii) pre-funded warrants (the “Pre-Funded Warrants”) to purchase up to 2,121,029 shares of Common Stock underlying the Pre-Funded Warrants, the “Warrant Shares”). The Shares and the Pre-Funded Warrants are collectively referred to herein as the “Securities.” The Securities are being sold pursuant to a securities purchase agreement by and among the Company and certain investors (the “Securities Purchase Agreement”). This opinion letter is being delivered in accordance with the requirements of Item 601(b)(5) of Regulations S-K under the Securities Act.

In connection with our opinion, we have examined the Registration Statement, including the exhibits thereto, the Securities Purchase Agreement, the form of Pre-Funded Warrant and such other documents, corporate records and instruments, and have examined such laws and regulations, as we have deemed necessary for the purposes of this opinion. In making our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity with the originals of all documents submitted to us as copies and the legal capacity of all natural persons. As to matters of fact material to our opinions in this letter, we have relied on certificates and statements from officers and other employees of the Company, public officials and other appropriate persons.

Based on the foregoing and subject to the qualifications set forth below, we are of the opinion that:

1.       The Shares, when issued by the Company against payment therefor in the circumstances contemplated by the Prospectus, will have been duly authorized for issuance by all necessary corporate action by the Company, and will be validly issued, fully paid and non-assessable;

2.       The Pre-Funded Warrants when issued by the Company against payment therefor in the circumstances contemplated by the Prospectus, will have been duly authorized by all necessary corporate action of the Company and will constitute a valid and binding agreement of the Company enforceable against the Company in accordance with its terms; and

3.       The Warrant Shares initially issuable upon exercise of the Pre-Funded Warrants when issued by the Company against payment therefor (not less than par value) in the circumstances contemplated by the Pre-Funded Warrants will have been duly authorized by all necessary corporate action of the Company, and will be validly issued, fully paid and non-assessable.

Moleculin Biotech, Inc. February 26, 2025 Page 2

The opinions set forth above are subject to the following qualifications:

A.       The opinion expressed herein with respect to the legality, validity, binding nature and enforceability of the Pre-Funded Warrants is subject to (i) applicable laws relating to bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws affecting creditors’ rights generally, whether now or hereafter in effect and (ii) general principles of equity, including, without limitation, concepts of materiality, laches, reasonableness, good faith and fair dealing and the principles regarding when injunctive or other equitable remedies will be available (regardless of whether considered in a proceeding at law or in equity).

B.       The foregoing opinions are limited to the laws of the State of New York, the General Corporation Law of Delaware (which includes those statutory provisions and all applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such laws) and the federal laws of the United States of America, and we express no opinion as to the laws of any other jurisdiction.

The opinions expressed in this opinion letter are as of the date of this opinion letter only and as to laws covered hereby only as they are in effect on that date, and we assume no obligation to update or supplement such opinion to reflect any facts or circumstances that may come to our attention after that date or any changes in law that may occur or become effective after that date. The opinions herein are limited to the matters expressly set forth in this opinion letter, and no opinion or representation is given or may be inferred beyond the opinions expressly set forth in this opinion letter.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Current Report on Form 8-K of the Company filed February 26, 2025, and to the reference to us under the caption “Legal Matters” in the Prospectus with respect to the Securities and under the caption “Legal Matters” in the Prospectus contained in the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ ArentFox Schiff, LLP

ArentFox Schiff LLP